China Agritech, Inc. to Acquire Remaining Interests in Pacific Dragon Fertilizer Co., Ltd.

Beijing, February 17, 2009 – China Agritech, Inc. (OTC Bulletin Board: CAGC) ("CAGC" or "the Company"), a leading national-level liquid organic compound fertilizer manufacturer and distributor in China, today announced that its wholly owned subsidiary, Tailong Holding Company Limited (“Tailong”), recently signed definitive agreements to purchase the remaining 10% equity interest in Pacific Dragon Fertilizer Co., Ltd. (“Pacific Dragon”). The total consideration is $7.98 million, as determined by the accounting firm KPMG in the U.S. using the fair-value evaluation method. Subject to the Chinese government approval, the transaction is expected to close on or before March 31, 2009.

Pursuant to the agreement, which has been unanimously approved by the boards of directors of Tailong, Pacific Dragon and the Company, Tailong, which already owns 90% of Pacific Dragon, will pay $1 million in cash and the remaining $6.98 million in an interest-free promissory note with a maturity date of December 31, 2009. The transaction will make Pacific Dragon, a manufacturer, marketer and distributor of a series of organic liquid compound fertilizers in China, a wholly owned subsidiary of Tailong. In addition, the transaction is expected to increase the Company’s 2009 after-tax earnings by approximately $0.05 per share.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacturing and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Kelviz Lim Kok Siak
Investor Relations
China Agritech, Inc.
Tel:   +86-10-5962-1220
Email: kelviz@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss / Mr. Valentine Ding
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: ktheiss@hfgcg.com / vding@hfgcg.com